Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of October 29, 2014, and is made by and among New Hampshire Thrift Bancshares, Inc. (“Issuer”), and each of the noteholders named on Schedule I hereto (each a “Noteholder” and together, the “Noteholders”). Capitalized terms that are not otherwise defined shall have the meanings set forth in Section 1 hereof.

RECITALS:

WHEREAS, Issuer is a Delaware holding company and the parent company of Lake Sunapee Bank, fsb (the “Bank”), a federally chartered savings association;

WHEREAS, Issuer wishes to sell unsecured subordinated notes up to $17,000,000 in aggregate principal amount in substantially the form attached to this Agreement as Exhibit A (individually, a “Subordinated Note” and collectively, the “Subordinated Notes”), which aggregate amount is intended to qualify as Tier 2 Capital;

WHEREAS, Issuer has engaged Griffin Financial Group LLC, as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes;

WHEREAS, Issuer and each Noteholder is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act; and

WHEREAS, each Noteholder, severally and not jointly, wishes to purchase from Issuer a Subordinated Note in the principal amount set forth next to its name in Schedule I attached hereto (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT:

1. DEFINITIONS.

1.1. Defined Terms. The following capitalized terms generally used in this Agreement and in the Subordinated Notes have the meanings herein defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.6.7.

“Bank” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New Hampshire are permitted or required by any applicable law or executive order to close.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means October 29, 2014.

“Condition or Release” means any presence, use, storage, transportation, discharge, disposal, or release of any Hazardous Materials.

“Disbursement” has the meaning set forth in Section 3.1.

“Economic Sanctions” has the meaning set forth in Section 4.6.8.3.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the United States Federal Reserve.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Issuer or the Bank.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Government Lists” has the meaning set forth in Section 4.6.8.1.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state laws, orders and regulations.

“Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Issuer or any Subsidiary of Issuer; and (b) all obligations secured by any lien in property owned by Issuer whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of business of Issuer or any Subsidiary of Issuer (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Issuer and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Issuer” has the meaning set forth in the preamble hereto and shall include any successor to Issuer by merger.

“Issuer’s Liabilities” means Issuer’s obligations under this Agreement and the Subordinated Notes.

“Issuer’s Reports” means its (i) its annual report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, and (ii) its quarterly reports on Form 10-Q for each quarterly period ending after December 31, 2013, as filed with the SEC.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations, business or prospects of such Person or its Subsidiaries, taken as a whole, or

(ii) would materially impair the ability of any Person to perform its respective obligations under this Agreement or the Subordinated Notes, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Issuer or the Noteholders, (4) direct effects of compliance with this Agreement on the operating performance of Issuer or Noteholders, including expenses incurred by Issuer or the Noteholders in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Issuer with the prior written consent of the Noteholders, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes.

“Maturity Date” means November 1, 2024.

“Noteholder” or “Noteholders” has the meaning set forth in the preamble hereto.

“OFAC” has the meaning set forth in Section 4.6.8.1.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning set forth in the Recitals.

“Property” means any real property owned or leased by Issuer or any Affiliate or Subsidiary of Issuer.

“SEC” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” or “Subordinated Notes” has the meaning set forth in the Recitals, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in Appendix A to 12 C.F.R. Part 225 (“Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure”), as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“USA PATRIOT Act” has the meaning set forth in Section 4.6.7.

1.2. Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to eastern time unless otherwise specifically provided. All references to the Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

2. SUBORDINATED DEBT.

2.1. General Matters.

2.1.1. Certain Terms. Subject to the terms and conditions herein contained, Issuer agrees to issue and sell to the Noteholders, and the Noteholders agree to purchase from Issuer, a Subordinated Note in an amount equal to the Subordinated Note Amount on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Subordinated Notes. The Subordinated Note Amount shall be disbursed in accordance with Section 3.1. The Subordinated Notes shall bear interest per annum as set forth in the Subordinated Notes. The unpaid principal balance of the Subordinated Notes plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (i) acceleration by the Noteholders in accordance with the terms of the Subordinated Notes and this Agreement or (ii) Issuer’s delivery of a notice of redemption or repayment in accordance with the terms of the Subordinated Notes.

2.1.2. Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.

2.2. Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the Subordinated Notes shall be repaid in full. Issuer acknowledges and agrees that each Noteholder has not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless Issuer and the Noteholders hereafter specifically otherwise agree in writing in their sole and absolute discretion.

2.3. Unsecured Obligations. The obligations of Issuer to the Noteholders under the Subordinated Notes shall be unsecured.

2.4. The Closing. The execution and delivery of the Agreement and Subordinated Notes (the “Closing”) shall occur at the offices of Issuer at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.5. Payments.

2.5.1. Issuer agrees that matters concerning prepayments, payments and application of payments shall be as set forth in this Agreement and in the Subordinated Notes.

2.5.2. Issuer in its sole discretion shall have the right to appoint a payment agent in order to make any payments due pursuant to this Agreement and in the Subordinated Notes.

2.6. Right of Offset. Noteholders hereby expressly waive any right of offset they may have against Issuer.

3. DISBURSEMENT.

3.1. Disbursement. At the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Issuer and Issuer has executed and delivered or caused to be executed and delivered to each Noteholder this Agreement and the Subordinated Note and any other related documents, certificates and opinions, each in form and substance reasonably satisfactory to the Noteholders, each Noteholder shall disburse the Subordinated Note Amount to Issuer in exchange for the Subordinated Note (the “Disbursement”).

3.2. Conditions Precedent to Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Issuer herein, prior to and as a condition of the Disbursement, Issuer shall deliver or cause to be delivered to each Noteholder or otherwise satisfy each of the following:

3.2.1. Transaction Documents. This Agreement and the Subordinated Note.

3.2.2. Secretary’s Certificate. A certificate of the Secretary of Issuer certifying: (i) Issuer’s Certificate of Incorporation, as amended, as in effect at the time of the Closing; (ii) Issuer’s Amended and Restated Bylaws as in effect at the time of the Closing; (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby; and (iv) good standing certificates with respect to Issuer from the applicable authority(ies) in Delaware, dated a recent date before the date of the Closing.

3.2.3. Incumbency Certificate. An incumbency certificate of the Secretary of Issuer certifying the names of the officer or officers of Issuer authorized to sign this Agreement, the Subordinated Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer. Noteholders may conclusively rely on such certificate until formally advised by a like certificate of any changes therein.

3.2.4. Representations and Warranties. The representations and warranties of Issuer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects). The Noteholders shall have received a certificate, dated the Closing Date, signed on behalf of Issuer by the Chief Executive Officer and the Chief Financial Officer, to such effect.

3.2.5. Issuer’s Reports. Issuer shall have delivered to the Noteholders copies of Issuer’s Reports.

3.2.6. Legal Opinion. A legal opinion of Issuer’s counsel, dated as of the Closing Date, in form and substance acceptable to the Noteholders.

3.2.7. Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as the Noteholders may reasonably request.

4. REPRESENTATIONS AND WARRANTIES OF ISSUER.

Issuer hereby represents and warrants to the Noteholders as follows:

4.1. Organization and Authority.

4.1.1. Organization Matters.

4.6.8.1. Issuer is validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. Issuer has full corporate power and authority to carry on its business as now conducted. Issuer is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Issuer, copies of which have been made available to the Noteholders, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

4.6.8.2. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law. Neither Issuer nor the Bank has received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

4.1.2. Subsidiaries . Each Subsidiary of Issuer is validly existing and in good standing under the laws of its jurisdiction of organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all material licenses necessary, to conduct its business and own its properties as presently conducted.

4.2. No Impediment to Transactions.

4.2.1. Transaction is Legal and Authorized. The issuance of the Subordinated Notes, the borrowing of the Subordinated Note Amount, the execution of this Agreement and the Subordinated Notes, and the performance by Issuer of its obligations under this Agreement and the Subordinated Notes are within the corporate and other powers of Issuer. This Agreement and the Subordinated Notes have been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, are the legal, valid and binding obligations of Issuer, enforceable in accordance with their terms.

4.2.2. No Defaults or Restrictions. Neither the execution and delivery of this Agreement or the Subordinated Notes nor compliance with their terms and conditions will (a) violate, conflict with or result in a breach of, or constitute a default under: (i) the Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of Issuer or any Subsidiary of Issuer; (ii) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which Issuer or any Subsidiary of Issuer is now a party or by which any of them or any of their properties may be bound or affected; (iii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iv) any statute, rule or regulation applicable to Issuer, except, in the case of items (ii), (iii) or (iv), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Issuer, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Issuer or any Subsidiary of Issuer. None of Issuer or any Subsidiary of Issuer is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Issuer or any Subsidiary of Issuer is a party or by which Issuer or any such Subsidiary or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Issuer.

4.2.3. Governmental Consent. Other than those required under the securities or blue sky laws of the various states, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Issuer that have not been obtained, and no registrations or declarations are required to be filed by Issuer that have not been filed in connection with, or, contemplation of the execution and delivery of, and performance under, this Agreement and the Subordinated Notes.

4.3. Possession of Licenses and Permits. Issuer and each of its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Issuer; each of Issuer and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect on Issuer; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Issuer; and neither Issuer nor any Subsidiary of Issuer has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4. Financial Condition.

4.4.1. Issuer Financial Statements. The consolidated financial statements of Issuer included in Issuer’s Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Issuer; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Issuer, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Issuer have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Issuer does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Issuer included in its quarterly report on Form 10-Q for the quarter ended June 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014 or in connection with this Agreement and the transactions contemplated hereby.

4.4.2. Absence of Default. Since June 30, 2014, no event has occurred that either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Issuer the right to accelerate the maturity of any material Indebtedness of Issuer. Issuer is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Issuer.

4.4.3. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Issuer has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Issuer or any Subsidiary of Issuer.

4.5. No Material Adverse Change. Since June 30, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Issuer or any Subsidiary of Issuer.

4.6. Legal Matters.

4.6.1. Compliance with Law. Issuer and each of its Subsidiaries (i) have complied with and (ii) to Issuer’s knowledge, are not under investigation with respect to, and have not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on Issuer or any such Subsidiary.

4.6.2. Regulatory Enforcement Actions. None of Issuer, any Subsidiary of Issuer, or any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to Issuer’s knowledge, (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.

4.6.3. Pending Litigation. There are no material actions, suits, proceedings or written agreements pending, or, to Issuer’s knowledge, threatened or proposed, against Issuer or any Subsidiary of Issuer at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to affect the issuance or payment of the Subordinated Notes; and none of Issuer or any Subsidiary of Issuer is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on the Issuer.

4.6.4. Environmental. No Property is or, to Issuer’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials, and neither Issuer nor any

Subsidiary of Issuer has engaged in such activities. Each Property, and Issuer and each such Subsidiary, are in compliance with all Hazardous Materials Laws. There are no claims or actions pending or, to Issuer’s knowledge, threatened against Issuer or any such Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.6.5. Brokerage Commissions. Neither Issuer nor any Subsidiary of Issuer is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement except to Placement Agent.

4.6.6. No Registration. It is not necessary in connection with the offer, sale and delivery of the Subordinated Notes to each Noteholder to register the Subordinated Notes under the Securities Act.

4.6.7. Anti-Money Laundering. Issuer and its Subsidiaries are in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, including as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”) and the rules and regulations thereunder and any other applicable anti-money laundering statute, rule, or regulation (the “Anti-Money Laundering Laws”). Issuer and its Subsidiaries have established compliance programs to ensure compliance with the requirements of the Anti-Money Laundering Laws. There is no charge, investigation, action, suit or proceeding before any court, regulatory authority or governmental agency or body pending or, to the best knowledge of Issuer and its Subsidiaries, threatened regarding the compliance by Issuer and its Subsidiaries with any applicable anti-money laundering statue, rule or regulation.

4.6.8. Compliance with Economic Sanctions.

4.6.8.1. Neither the Issuer nor any of its Subsidiaries is acting or has acted at any time, directly or indirectly, on behalf of any persons or entities whose name appears on the Annex to the Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or are included on any relevant lists maintained by the Office of Foreign Assets Control (“OFAC”) of U.S. Department of Treasury, including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, and any similar list maintained by the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time (such lists, collectively, the “Government Lists”).

4.6.8.2. Neither the Issuer nor any of its Subsidiaries engages, or has engaged, in business activities or transactions with or for the benefit of any persons or countries subject to any sanctions administered by OFAC, including any persons in Cuba, Iran, Sudan, Syria or North Korea, or any person on any relevant lists maintained by OFAC, the U.S. Department of State or other U.S. government agencies, including the Government Lists.

4.6.8.3. The operations of the Issuer and its Subsidiaries are not in contravention of, and since January 1, 2009 have not violated, any applicable economic sanctions laws, including laws administered and enforced by the U.S. government or pursuant to the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, the Iran Threat Reduction and Syria Human Rights Act of 2012, the Iran Freedom and Counter-Proliferation Act of 2012, Executive Order 13660 of March 6, 2014, Executive Order 13661 of March 17, 2014, Executive Order 13662 of March 20, 2014, and any executive order or regulations issued pursuant to any of the foregoing (collectively, “Economic Sanctions”). No proceeding before any government authority involving the Issuer or its Subsidiaries with respect to Economic Sanctions is pending or, to the Issuer’s knowledge, is threatened, nor have there been any such proceedings within the past five years.

4.6.9. Taxes. Issuer and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by and Issuer and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Issuer and which Issuer is contesting in good faith.

4.6.10. Title to Property. Issuer and its Subsidiaries have good and sufficient title to their respective property including, without limitation, all property reflected in the most recent audited Issuer’s Reports except for assets sold, collected or otherwise disposed of in the ordinary course of Issuer’s business. All material Leases are valid and subsisting and are in full force and effect in all material respects.

4.6.11. Use of Proceeds. Issuer will use the proceeds from the sale of the Subordinated Notes for general corporate purposes. The use of such proceeds does not and will not violate Section 7 of the Exchange of Act of 1934, as amended, or any regulations issued pursuant thereto.

4.7. Issuer Status.

4.7.1. Investment Company Act. Issuer is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7.2. Foreign Qualifications. Each of Issuer and the Subsidiaries of Issuer is duly qualified as a foreign corporation to transact business and is each in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in any Material Adverse Effect on Issuer and the other Subsidiaries of Issuer, considered as one enterprise.

4.8. No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Issuer to the Noteholders in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to the Noteholders and as of the Closing Date.

4.9. Representations and Warranties Generally. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to the Noteholders by or on behalf of Issuer pursuant to or in connection with this Agreement shall be deemed to have been relied upon by the Noteholders and, furthermore, shall continue in full force and effect as long as there remains unperformed any obligations to the Noteholders hereunder or under the Subordinated Notes.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

Issuer hereby further covenants and agrees with each Noteholder as follows:

5.1. Compliance with Transaction Documents. Issuer shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under this Agreement and the Subordinated Notes.

5.2. Affiliate Transactions. Issuer shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Issuer except in the ordinary course of business and pursuant to the reasonable requirements of Issuer’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Issuer or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3. Compliance with Laws.

5.3.1. Generally. Issuer shall comply and cause each Subsidiary of Issuer to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Issuer or such Subsidiary.

5.3.2. Regulated Activities. Issuer shall not itself, nor shall it cause, permit or allow any Subsidiary of Issuer to (a) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on Issuer and/or such Subsidiary or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3. Taxes. Issuer shall, and shall cause each Subsidiary of Issuer to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Issuer or any such Subsidiary or upon the income, profits, or property of Issuer or any such Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Issuer or any such Subsidiary. Notwithstanding the foregoing, none of Issuer or any Subsidiary of Issuer shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Issuer and such other Subsidiary.

5.3.4. Environmental Matters. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Issuer or any Subsidiary of Issuer, Issuer shall: (a) exercise, and cause each such Subsidiary to exercise, due diligence in order to comply in all material respects with all Hazardous Materials Laws; and (b) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or about any Property in order to comply in all material respects with all applicable Hazardous Materials Laws; provided, however, that Issuer shall not be deemed to be in breach of the foregoing covenant if and to the extent it has not taken such remedial actions due to (x) its diligent pursuit of an available statutory or administrative exemption from compliance with the relevant Hazardous Materials Law from the appropriate Governmental Agency (and no penalties for non-compliance with the relevant Hazardous Materials Law(s) shall accrue as a result of such non-compliance, without rebate or waiver if such exemption or waiver is granted), or (y) is actively and diligently contesting in good faith any Governmental Agency’s order, determination or decree with respect to the applicability or interpretation of any such relevant Hazardous Materials Law and/or the actions required under such laws or regulations in respect of such Condition or Release. In the event Issuer or any other Subsidiary of Issuer undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Issuer or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies.

5.3.5. Corporate Existence. Issuer shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of all Subsidiaries of Issuer and its and their rights and franchises, and comply in all material respects with all related laws applicable to Issuer or such Subsidiaries; provided, however, that Issuer may consummate a merger in which (a) Issuer is the surviving entity or (b) if Issuer is not the surviving entity, the surviving entity assumes, by operation of law or otherwise, all of the obligations of Issuer under the Subordinated Notes. Should a merger occur, the Issuer or the surviving entity shall obtain and maintain in effect all licenses, certificates, permits, franchise and other governmental authorizations necessary to (a) the ownership of the Issuer’s property and the property of its Subsidiaries and (b) the conduct of the Issuer’s business and the business of its Subsidiaries.

5.4. Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital under the risk-based capital rules of the Federal Reserve as in effect as of the date of this Agreement (and that will become effective with respect to Issuer as of January 1, 2015), other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Maturity Date of the Subordinated Notes, Issuer will immediately notify the Noteholders, and thereafter Issuer and the Noteholders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE NOTEHOLDERS.

Each Noteholder hereby represents and warrants to Issuer, severally and not jointly, as follows:

6.1. Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity validly existing under the laws its jurisdiction of organization.

6.2. The Agreement. This Agreement has been duly and validly authorized, executed and delivered by it.

6.3. No Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it, or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it; except, in the case of items (ii), (iii) or (iv), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Noteholder.

6.4. Accredited Investor. It is and will be on the Closing Date an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.5. Purchase for Own Account . It is purchasing the Subordinated Note(s) for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto.

6.6. Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

6.7. Private Placement; No Registration of Securities . It understands and acknowledges that the Subordinated Notes are being sold by Issuer without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule

506 of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further understands and acknowledges that Issuer will not be obligated in the future to register the Subordinated Notes under the Securities Act, the Securities Exchange Act of 1934, as amended, or under any state securities laws. Neither the Placement Agent nor Issuer has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Note(s) purchased by the Noteholder will ever be able to be lawfully resold, pledged or otherwise transferred.

6.8. Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in Issuer.

6.9. No Offering Memorandum. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of Issuer, the Subsidiaries of Issuer and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; and (iii) it has availed itself of public access to financial and other information concerning Issuer and its Subsidiaries to the extent it deems necessary to make its decision to purchase the Subordinated Notes.

6.10. Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of Issuer and its Subsidiaries that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Issuer concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.11. Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Issuer’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Issuer, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of Issuer made or contained in this Agreement. Furthermore, it acknowledges that (1) the Placement Agent has not performed any due diligence review on behalf of it and (2) nothing in this Agreement or any other materials presented by or on behalf of Issuer to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

6.12. Placement Agent. It will purchase the Subordinated Note(s) directly from Issuer and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13. Accuracy of Representations. It understands that each of the Placement Agent and Issuer will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and Issuer.

7. TERMINATION.

The Noteholder may terminate this Agreement (i) at any time prior to the Closing Date by written notice signed by the Noteholder to Issuer if the Noteholder shall decline to purchase the Subordinated Notes for any reason permitted by this Agreement or (ii) on the Closing Date if any condition described in Section 3.2 is not fulfilled or waived in writing by the Noteholder on or prior to the Closing Date. Any termination pursuant to this Section shall be without liability on the part of (a) Issuer to the Noteholder or (b) the Noteholder to Issuer.

8. MISCELLANEOUS.

8.1. Prohibition on Assignment. Issuer may not assign, transfer or delegate any of its rights under this Agreement or the Subordinated Notes without the prior written consent of the Noteholders.

8.2. Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement contained in this Agreement, the Subordinated Notes, or in any Other Subordinated Note Purchase Agreement shall be effective except with the consent of the holders of not less than 75% in aggregate principal amount (excluding any Subordinated Notes held by Issuer or any of parent corporations or subsidiaries) of the Subordinated Notes at the time outstanding; provided, however, that any amendment to this Section 8.2 and any amendment that would decrease the rate of interest applicable to the Subordinated Notes, change the Maturity Date or the date of any interest payment due on the Subordinated Notes, change the priority of the Subordinated Notes as to the right to payment, or change the currency in which the principal of and interest on the Subordinated Notes is to be paid shall be effective except with the consent of the holders of all of the Subordinated Notes then outstanding. No failure to exercise or delay in exercising, by a Noteholder or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Issuer in any case shall, in itself, entitle Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Noteholder to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Noteholder to or of any breach or default by Issuer in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Issuer hereunder. Failure on the part of Noteholder to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Noteholder of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Issuer.

8.3. Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

8.4. Usury; Revival of Liabilities. All agreements between Issuer and the Noteholders (including, without limitation, this Agreement and the Subordinated Notes) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Noteholders exceed the highest lawful rate of interest permissible under the laws of the State of Delaware. If the Noteholders shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the principal of the Subordinated Note (whether or not then due and payable) and not to the payment of interest. To the extent that the Noteholders receive any payment on account of Issuer’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Issuer’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by the Noteholders and applied on account of Issuer’s Liabilities; provided, however, if the Noteholders successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Issuer’s Liabilities shall be deemed satisfied.

8.5. Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a nationally recognized commercial courier (such as Federal Express), addressed:

If to Issuer:	New Hampshire Thrift Bancshares, Inc. 9 Main Street, P. O. Box 9 Newport, New Hampshire 03773 Attention: Stephen R. Theroux Phone: (603) 865-6091 Fax: (603) 863-9571

With a copy to (which shall not constitute notice):	Hogan Lovells US LLP 555 13th Street, N.W. Washington, DC 20004 Attn: Richard A. Schaberg Phone: (202) 637-5671 Fax: (202) 637-5910

If to the Noteholder:	At the Noteholder’s address as set forth on Schedule I

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to live notice, as a place for the giving of notice, provided that no change in address shall be effective until seven Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier, provided that next business day delivery was requested.

8.6. Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless the Noteholder consents in writing, no assignment made by Issuer in violation of this Agreement shall be effective or confer any rights on any purported assignee of Issuer.

8.7. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of the Noteholder, shall be deemed to make the Noteholder a partner or joint venturer with Issuer.

8.8. Documentation . All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to the Noteholder shall be in form and substance satisfactory to the Noteholder.

8.9. Entire Agreement . This Agreement and the Subordinated Notes along with the exhibits thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.

8.10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its laws or principles of conflict of laws. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of a federal or state court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.5. Nothing in this Section 8.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Nothing herein shall be deemed to limit any rights, powers or privileges which Noteholder may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof, and nothing herein shall be deemed to make unlawful any transaction or conduct by the Noteholder which is lawful pursuant to, or which is permitted by, any of the foregoing.

8.11. No Third Party Beneficiary. This Agreement is made for the sole benefit of Issuer and each Noteholder, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.

8.12. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

8.13. Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

8.14. Knowledge; Discretion. All references herein to the Noteholder’s or Issuer’s knowledge shall be deemed to mean the knowledge of such party based on commercially reasonable inquiry. All references herein to Issuer’s knowledge shall be deemed to refer to the knowledge of Issuer and each Subsidiary of Issuer. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by the Noteholder, to the making of a determination or designation by the Noteholder, to the application of the Noteholder’s discretion or opinion, to the granting or withholding of the Noteholder’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to the Noteholder, or otherwise involving the decision making of the Noteholder, shall be deemed to mean that such the Noteholder shall decide using the reasonable discretion or judgment of a prudent lender.

8.15. Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ISSUER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR THE SUBORDINATED NOTES, OR ANY OTHER STATEMENTS OR ACTIONS OF ISSUER OR THE NOTEHOLDERS. ISSUER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. ISSUER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY ISSUER AND ISSUER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR NOTEHOLDER TO ENTER INTO THIS AGREEMENT AND THE SUBORDINATED NOTES AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

ISSUER:

New Hampshire Thrift Bancshares, Inc.

By:
Name: Stephen R. Theroux
Title: President and Chief Executive Officer

[ISSUER SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

NOTEHOLDER:

[ ]

By:
Name:
Title:

Schedule I

Schedule of Noteholders

EXHIBIT A

Form of Unsecured Promissory Note

[SEE EXHIBIT 4.1]